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                                                                EXHIBIT 2

                 RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT

THIS RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT ("Agreement") is entered into as of this 9th day of August, 2004, by and among President Casinos, Inc., debtor and debtor-in-possession ("Seller") in a chapter 11 bankruptcy case, Case No. 02-53005 (the "Seller Case") pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court"), President Riverboat Casino-Missouri, Inc., a Missouri corporation (the "Company") and Penn National Gaming, Inc., a Pennsylvania corporation ("Buyer").

                                BACKGROUND:

A. Seller is the owner of all of the Closing Shares (as herein defined) of the Company, which is also a debtor and debtor-in-possession in a chapter 11 bankruptcy case that is jointly administered with the Seller Case (the "Company Case" and, collectively with the Seller Case, the "Case").

B. The Company is the owner and operator of a riverboat casino, located on the Mississippi River riverfront in St. Louis, Missouri and moored to a barge known as Admiral Barge One and connected by a porte-cochere
(collectively, the "Riverboat Casino"), more particularly described as:

                  Name:            The Admiral
                  Official No.:    204086

                  Name:            Admiral Barge One
                  Official No.:    689603

C. An official committee of unsecured creditors (the "Committee") has been appointed in the Company Case pursuant to section 1102 of the United States Bankruptcy Code (the "Bankruptcy Code");

D. Seller, with the support of the Committee and certain holders of Seller's 12% Senior Notes due 2001 and 13% Senior Notes due 2001 (the "Bondholders"), desires to sell, and Buyer desires to purchase, the Closing Shares upon the terms and conditions set forth in this Agreement and subject to further action of the Bankruptcy Court; and

E. Following execution of this Agreement, Seller and the Company shall seek authority from the Bankruptcy Court to hold an auction at which Buyer's offer for the Closing Shares shall be subject to higher and better offers of third parties.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

  1. PURCHASE AND SALE OF CLOSING SHARES; RIVERBOAT CASINO ASSETS OWNED BY THE COMPANY; TRADEMARK LICENSE.

    (a) Closing Shares to be Sold. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, all of Seller's right, title and interest in, to and under the Closing Shares, free and clear of any lien, mortgage, security interest, pledge, encroachment, easement, defect of title or other claim, charge or encumbrance of any nature 6 whatsoever, or any restriction on transferability, option, right of first refusal, or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (in each case other than under Applicable Law) (collectively, "Encumbrances").

    (b) Riverboat Casino Assets Owned by the Company. Immediately following the Closing, the Company shall have good and marketable title to all assets, properties and rights owned by the Company or otherwise material to the operation of the Riverboat Casino wherever such assets, properties and rights are located, and whether real, personal or mixed, tangible or intangible, except the Excluded Assets (as defined in Section 9(c)(vii) below) (collectively, the "Riverboat Casino Assets"), which Riverboat Casino Assets, to the maximum extent permitted under Section 1141(c) of the Bankruptcy Code, will be free and clear of all claims and interests of creditors of the Company, other than the Company Liabilities. Such Riverboat Casino Assets shall include, but in no way be limited to, the following assets and properties of the Company:

      (i) the Riverboat Casino, together with its furniture, fixtures, equipment, necessaries, uniforms, apparel, inventory held for resale (other than Gift Shop Inventory and Food Inventory), supplies held for consumption, life saving equipment (including life boats and inflatable boats), spare parts, radio equipment, crockery, plates, cutlery and other similar items, cordage, general outfit and all other appurtenances and appliances belonging to the Riverboat Casino, and the Company's parking and transportation shuttles and other vehicles, whether aboard the Riverboat Casino or on shore at the time of Closing;

      (ii) all of the Company's right, title and interest in and to (A) the Lease between the Company and the City of St. Louis Port Commission (the "City Lease") and such other executory leases, subleases, easements, licenses, concessions or other agreements made for the benefit of the Company listed or described on Schedule 1(b)(ii)(A), whether written or oral, granting to any person the right to use or occupy real property (the "Parking Leases"; the City Lease and the Parking Leases are collectively, the "Real Property Leases"), (B) the Company's collective bargaining agreement with Hotel Employees, Restaurant Employees Local 74, AFL-CIO and
(C) other executory leases or contracts either (I) listed on Schedule 1(b)(ii)(C) or (II) entered into after the date of this Agreement in compliance with the provisions hereof and designated in writing by Buyer as an "Assumed Executory Lease and Executory Contract" by no later than three
(3) business days after the date on which the Company Plan of Reorganization (as defined in Section 9(c) below) is filed (collectively, the "Assumed Executory Leases and Executory Contracts");

      (iii) all gambling games, slot machines, tables and other gaming equipment that are used by the Company in the operation of the Riverboat Casino, together with the Company's inventory of gaming chips, tokens, scrip, markers, gaming supplies and other items held for use by the Company at the Riverboat Casino in the ordinary course of business;

      (iv) all cash in cashiers' cages, vaults, carts, drawers, cash registers and gaming devices and machines ("Included Cash"), which amount shall be no less than $3,000,000 on the Closing Date;

      (v) all food processing and preparation and washing equipment, machines and fixtures, racks, trays, buffet tables, furniture, flatware, serving ware,

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utensils, uniforms, napkins, linens and other tangible personal property held by the Company for use in connection with its food service and dining facilities at the Riverboat Casino

      (vi) to the extent relating to the Company's marketing and operation of the Riverboat Casino, all books, records, files and papers, whether in hard copy or computer format, including books of account, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present or former employees, documentation developed or used for accounting or, marketing purposes;

      (vii) all of the Company's right, title and interest in and to each of the following and all copies and other tangible embodiments thereof: (A) the "Admiral" name and all variants and derivations thereof, and all other fictitious business names, trademarks (registered and unregistered), service marks, trade dress, logos, trade names and the goodwill of the Company's business associated therewith, and all applications, extensions, registrations, and renewals in connection therewith but excluding Seller's Trademarks (as defined in Section 1(c) below), which may only be used by Buyer pursuant to and in accordance with Section 1(c) hereof, (B) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith in both published works and unpublished works and (C) all trade secrets and confidential and other business information (including ideas, research and development, know-how, formulas, works for hire, gaming, security and food service processes and techniques, market research, tracking methods, census reports, designs, drawings, specifications and business and marketing plans and proposals) (collectively, "Intellectual Property");

      (viii) all of the Company's transferable right, title and interest in and to licenses, permits, franchises, zoning rights, approvals, registrations, consents and authorizations used in, or necessary to the operation of the Riverboat Casino as presently operated or the other Riverboat Casino Assets, including those listed in Schedule 6(i)
(collectively "Gaming Licenses");

      (ix) all of the Company's right, title and interest in and to all post office boxes, e-mail addresses, telephone and facsimile numbers and domain names held for use in connection with the operation of the Riverboat Casino;

      (x) all computer software, proprietary or otherwise (including data and related documentation), sales and promotional literature, manuals, customer and supplier correspondence, plats, architectural plans, drawings, designs, blueprints, specifications and studies that are owned or used in connection with the operation of the Riverboat Casino, in all cases in any form or medium, other than the Excluded Software;

      (xi) all know-how, trade secrets, customer lists and customer and supplier information, personnel information, technical information, process technology, plans, drawings, innovations, designs, ideas, proprietary, blueprints and information and other information, including player tracking information related to Riverboat Casino Assets, and fixed asset, general ledger and risk management data (the Company will provide Buyer with assistance to incorporate the fixed asset, general ledger and risk management data into Buyer's computer systems) owned or used by the Company in connection with the operation of the Riverboat Casino;

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      (xii) all prepaid expenses relating to the Riverboat Casino ("Prepaid
Expenses");

      (xiii) all accounts receivable and related deposits, security, or collateral therefor, including recoverable customer deposits and receivables (collectively, the "Receivables");

      (xiv) all security deposits deposited by or on behalf of the Company as lessee or sublessee under the Assumed Executory Leases and Executory Contracts existing on the Closing Date and all deposits of the Company with utilities and other providers of services to the Riverboat Casino (the "Security Deposits");

      (xv) all of the Company's rights to any indemnity payments relating to the Riverboat Casino Assets held by the Company; and

      (xvi) any credits, carryforwards, operating losses and other attributes related to Taxes, but excluding any refunds for Taxes described in Section 9(c)(vii)(11) below.

    (c) Trademark License. In further consideration of the payment of the Purchase Price, and the mutual covenants under this Agreement, Seller grants to Buyer a nonexclusive, fully paid-up right and license to use the names "President", "President Riverboat Casino" and other related trademarks and services marks of Seller (collectively, the "Seller's Trademarks") under the common law and under any trademark or service mark registrations in connection with the Riverboat Casino Assets within a one hundred fifty mile radius of the St. Louis, Missouri city limits (the "Trademark License"). Seller agrees that during the term of the Trademark License, Seller will not license the use of Seller's Trademarks to any other Person. The Trademark License shall be effective for a period of one year from the Closing Date. Upon expiration of the Trademark License, Buyer will cease all further use of Seller's Trademarks and Buyer will have no further rights thereto. Any termination or expiration of the Trademark License shall not terminate or otherwise affect any other provision of this Agreement. As used herein, "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

  2. CONSIDERATION.

    (a) Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Closing Shares shall be the payment of a cash amount equal to
(A) Twenty Eight Million Dollars ($28,000,000), less (B) the Deficiency, if any, plus (C) the Surplus, if any (the "Purchase Price"). The Purchase Price shall be payable as follows: (i) Buyer is paying a refundable $1,000,000 cash deposit (the "Deposit") by wire transfer of immediately available funds to an escrow account (the "Escrow Account ") held by U.S. Bank National Association as escrow agent under an Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement ") within three (3) days of the execution of this Agreement; and (ii) on the Closing Date, (x) the Deposit (with interest accrued thereon, if any) shall be paid over to Seller from the Escrow Account and (y) Buyer shall pay the Purchase Price, less the Deposit (plus interest accrued thereon, if any), by wire transfer of immediately available funds to such account or accounts as Seller shall direct. The Purchase Price shall be subject to adjustment by (A) the prorations set forth

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in Section 2(b) and (B) the payment of any Cure Amounts (as defined below)
by Buyer in accordance with Section 2(c). If Buyer increases the amount of the cash consideration offered for the Closing Shares or otherwise modifies the terms and conditions of its bid as set forth in this Agreement in order to outbid a proponent of a higher and better offer, then the Purchase Price shall automatically be increased by an equal amount and/or the terms and conditions hereof shall be automatically modified and, if Buyer is the successful bidder, Buyer and Seller shall execute a written instrument to memorialize such increased Purchase Price (and change in form of consideration, as applicable) and such modifications to the terms and conditions hereof. All interest and other earnings on the Deposit shall, whether or not the Closing occurs, be the property of Buyer. In the event that (I) Seller or the Company (as applicable) completes a sale of the Closing Shares and/or the Riverboat Casino Assets to a Person other than Buyer or its affiliate, or (II) the conditions to Buyer's obligations are not fulfilled or waived and the sale of the Closing Shares to Buyer has not occurred on or before June 30, 2005, in any case, for any reason other than the breach by Buyer of its obligations under this Agreement, then the Deposit, with interest accrued thereon, if any, shall be immediately returned to Buyer. If (1) the Bankruptcy Court enters the Procedures Order (as defined in Section 9 below), (2) all conditions set forth in Section 4 hereof have been satisfied (or on the Closing Date will be satisfied) or waived by Buyer, and (3) Buyer breaches its obligation to purchase the Closing Shares, then the Deposit (excluding interest accrued thereon, if any, which interest shall in any event be returned to Buyer) shall be forfeited to Seller, but without prejudice to any legal remedy for money damages Seller may have, if any, against Buyer as a result of such breach, provided, however, that Seller's legal remedies hereunder shall be limited exclusively to money damages, and, provided, further, that in no event shall Seller have the right to specific performance or any other equitable remedy against Buyer in connection with this Agreement or the transactions contemplated hereby.

    (b) Costs and Prorations.

      (i) To the extent applicable, all transfer, recording or similar taxes and fees and expenses incurred in connection with redocumentation of the Admiral and Admiral Barge One with the United States Coast Guard shall be borne by Seller, and Seller hereby undertakes to timely remit all such amounts to the applicable authority and to prepare and file all proper returns and reports with respect thereto.

      (ii) All real and personal property taxes and assessments, rents, water rates and charges, electric, gas and telephone charges and all other apportionable operating costs and charges and expenses with respect to the Riverboat Casino Assets will be apportioned and adjusted between Seller and Buyer as of the Closing, provided that if the Closing will occur before the tax rate or assessment is fixed for the year in which the Closing takes place, the apportionment of such real and personal property taxes will be made upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but such apportionment will be readjusted as soon as the applicable rate and assessment is fixed. Seller and Buyer at Closing shall execute and deliver a closing statement reflecting their reasonable estimate of the prorations of expenses described above in a form reasonably satisfactory to each party. Any net proration due to Buyer will reduce the Purchase Price, and any net proration due to Seller will increase the Purchase Price. To the extent adjustments cannot be determined as of Closing, the parties agree to make such post Closing adjustments (by the reduction or

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increase of the Purchase Price and payment of such increase in cash to
Seller, as applicable) as are appropriate and to resolve open items within sixty (60) days after the Closing.

    (c) Cure Amounts. Seller hereby agrees that it shall be solely responsible for all cure amounts payable under Bankruptcy Code Section 365 to the extent necessary for the Company to assume the Assumed Executory Leases and Executory Contracts ("Cure Amounts"). Seller at its sole option shall either pay all such Cure Amounts in cash no later than Closing, or shall direct Buyer in writing to pay such Cure Amounts out of the Purchase Price (with a corresponding reduction thereof) otherwise required by this Agreement to be paid to Seller, in which case Buyer shall pay such Cure Amounts at Closing.

    (d) Determination of Surplus or Deficiency; Post-Closing Purchase Price Adjustment.

      (i) On or before the fifth (5th) Business Day preceding the Closing Date, Seller shall prepare and deliver to Buyer an interim balance sheet (the "Estimated Closing Balance Sheet") of Seller as of the close of business on the final day of the calendar month immediately preceding the calendar month during which the Closing Date occurs (the "Test Month"), together with a statement of Seller's Net Current Assets as of such date calculated in accordance with generally accepted accounting principles ("GAAP ") and the accounting practices of Seller applied on a consistent basis ; provided that if the Closing Date occurs within the first fifteen
(15) Business Days of a calendar month, the Estimated Closing Balance Sheet shall be prepared as of the close of business on the final day of the second calendar month immediately preceding the calendar month during which the Closing Date occurs (the "Test Month"). The amount of Net Current Assets set forth in the Estimated Closing Balance Sheet shall be final and binding for purposes of determining the amount of any Surplus or Deficiency used in calculating the Purchase Price, unless Buyer delivers in good faith a written statement that Buyer objects to the calculation of Net Current Assets at least two (2) Business Days prior to the anticipated Closing Date (the "Objection Notice") together with Buyer's determination of the Net Current Assets as of the Test Month. Seller shall make available to Buyer and its representatives the books, records and workpapers used to prepare the Estimated Closing Balance Sheet. In the event of an Objection Notice, Seller and Buyer shall negotiate in good faith during the period preceding the Closing Date to resolve the dispute. If the dispute is not resolved by the specified Closing Date, (A) Buyer shall pay the Purchase Price at the Closing based upon the amount of any Deficiency or Surplus, as applicable, calculated with reference to the Net Current Assets as determined by Buyer, and (B) Buyer shall deposit into escrow pursuant to the Escrow Agreement, an amount equal to the Purchase Price based upon the amount of any Deficiency or Surplus, as applicable, calculated with reference to the Net Current Assets set forth in the Estimated Balance Sheet as prepared by Seller, less the amount of the Purchase Price paid by Buyer at the Closing in accordance with clause (A) above. "Surplus " means the amount, if any, by which Net Current Assets as determined in accordance with this Section 2(d)(i) is a positive number and "Deficiency" means the amount, if any, by which Net Current Assets as determined in accordance with this Section 2(d)(i) is a negative number.

      (ii) As promptly as practicable after the Closing Date, but in no event more than sixty (60) days after the Closing Date (such date on which the

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Closing Balance Sheet is delivered, the "Closing Financial Statements
Delivery Date"), Buyer will prepare and deliver to Seller a balance sheet of Seller as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet") and a calculation of Net Current Assets, each in accordance with GAAP and the accounting practices of Seller applied on a consistent basis. The Closing Balance Sheet and the calculation of the Net Current Assets shall be accompanied by a certificate of an officer of Buyer to the effect that the Closing Balance Sheet presents fairly, in accordance with GAAP and the accounting practices of Seller applied on a consistent basis, the financial condition of Seller as of the close of business on the day immediately preceding the Closing Date.

      (iii) Seller and its financial advisors and/or accountants (the "Seller's Advisors") will be entitled to reasonable access during normal business hours to the relevant records, personnel and working papers of the Buyer to aid in their review of the Closing Balance Sheet and the calculation of Net Current Assets therefrom. The Closing Balance Sheet and the calculation of Net Current Assets therefrom shall be deemed to be accepted by Seller and shall be conclusive for the purposes of the adjustment described in Section 2(d)(iv) and (v) except to the extent, if any, that Seller or Seller's Advisors shall have delivered, within thirty
(30) days after the Closing Financial Statements Delivery Date, a written notice to Buyer setting forth objections thereto, specifying in reasonable detail any such objection (it being understood that any amounts not disputed as provided herein shall be paid promptly). If a change proposed by Seller is disputed by Buyer, then Buyer and Seller shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Seller hereby agree that a nationally recognized accounting firm reasonably and mutually acceptable to Buyer and Seller (the "Accounting Firm") shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to make a determination with respect to the issues that are disputed by the parties, based on presentations by Seller and Buyer, and by independent review of the Accounting Firm if deemed necessary in the sole discretion of the Accounting Firm, which determination shall be limited to only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2(d)(iii). The fees and expenses of the Accounting Firm, if any, shall be shared equally by Buyer and Seller. The date on which the Net Current Assets is finally determined pursuant to this Section 2(d)(iii) is referred to hereinafter as the "Determination Date."

      (iv) If the amount of Net Current Assets used to calculate the Purchase Price paid at Closing pursuant to Section 2(d)(i)(A) above is greater than the amount of Net Current Assets as determined pursuant to
Section 2(d)(iii) above, Seller shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to such difference. Any payments required to be made by Seller pursuant to this Section 2(d)(iv) shall be made within ten
(10) days of the Determination Date by wire transfer of immediately available funds to an account designated by Buyer.

      (v) If the amount of Net Current Assets used to calculate the Purchase Price paid at Closing pursuant to Section 2(d)(i)(A) above is less than the amount of Net Current Assets as determined pursuant to Section 2(d)(iii) above, Buyer shall pay to Seller, as an adjustment to the Purchase Price, an

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amount equal to such difference. Any payments required to be made by Buyer pursuant to this Section 2(d)(v) shall be made within ten (10) days of the Determination Date first, by payment to Seller of amounts deposited into the Escrow Account pursuant to Section 2(d)(i)(B) and then, to the extent of any additional payment required to be made by Buyer, by wire transfer of immediately available funds to an account designated by Buyer. Any balance remaining in the Escrow Account after payment of amounts required to be paid to Seller under this subsection shall be immediately returned to Buyer.

      (vi) For purposes of this Section 2(d), "Net Current Assets" means the difference between (A) the sum of (1) Included Cash, (2) Prepaid Expenses,
(3) Security Deposits, (4) Receivables, (5) fifty percent (50%) of Seller's direct cost (including freight) of slot machines newly installed at the Riverboat Casino within six months prior to Closing, provided such purchase and installation is approved in advance and in writing by Buyer, and (6) seventy-five percent (75%) of Seller's direct cost (including freight) of the Windows-CDS software and TiTo integrated gaming system ("Tito Assets") referred to in, and in accordance with, the Motion for Authorization to Purchase and Implement Certain Gaming Systems and Equipment filed with the Bankruptcy Court on July 9, 2004, provided such purchase does not exceed $1,829,000 in the aggregate, over (B) the sum of (1) Accounts Payable and
(2) Accrued Expenses and Deferred Obligations. Notwithstanding Buyer's approval of items set forth in clauses (5) or (6) above, Buyer shall in no way become liable for the payment of any such amounts unless and until the Closing shall have occurred, in which case the adjustments provided for in this Section 2(d) shall apply.

  3. COMPANY LIABILITIES. Buyer acknowledges that on and following the Closing, the Riverboat Casino Assets will be subject to the following Liabilities (the "Company Liabilities"), which obligations shall remain the obligations of the Company:

  (a) subject to Seller's obligations under Section 2(c), all of the Company's respective obligations under the Assumed Executory Leases and Executory Contracts (but not including obligations arising out of a Default thereunder prior to the Closing), to the extent such obligations accrue from and after the date of the Closing (the term "Default", as used herein, meaning (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties);

  (b) all of the Company's respective obligations with respect to accounts payable arising on or after June 20, 2002, the Case petition date, and existing on the Closing Date, excluding the Administrative Claims for professional fees (the "Accounts Payable "); and

  (c) (i) the accrued liability of the Company as of Closing to pay the ultimate winnings owed to individuals playing the Company's progressive slot machines and games primary progressive reserve, games reserve for top awards, slots reserve for top awards (it being agreed that the progressive slot liability shall be determined by a meter reading by Buyer and Seller at Closing); (ii) poker progressive reserve of the Company; (iii) gift shop certificate liability of the Company; (iv) the Company's lost and found money;

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(v) the Company's customer safekeeping deposits; (vi) players club accrual
(or other outstanding complementaries) of the Company; (vii) outstanding chips/tokens of the Company; (viii) the Company's employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits, all as determined in accordance with good and customary gaming practice; and (ix) all obligations of the Company with respect to other accrued expenses existing on the Closing Date (collectively, "Accrued Expenses and Deferred Obligations ").

Following the Closing, neither Buyer nor the Company will assume or otherwise have any responsibility with respect to any other Liability of Seller or the Company not expressly included within the definition of Company Liabilities, including the Excluded Liabilities, provided that Buyer acknowledges it shall have no monetary recourse against Seller with respect to any such other Liability in accordance with the provisions of Section 14.

  4. BUYER'S CONDITIONS. Buyer's obligation to purchase the Closing Shares is expressly conditioned (unless waived by Buyer in writing) upon satisfaction of each of the following conditions:

    (a) The entry by the Bankruptcy Court of the Procedures Order, the Sale Order and the Confirmation Order, as respectively defined in Section 9 below, each of which shall have become a Final Order. The Sale Order shall, among other things, authorize the sale of the Closing Shares to Buyer free and clear of all Encumbrances. "Final Order" means an order or judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended, that is in full force and effect, and as to which (i) the time to appeal or application for review by a higher court has expired without any appeal or application for review having been filed, or (ii) any appeal or application for review by a higher court that has been or may be taken has resulted in entry of an order affirming the decision of the Bankruptcy Court, with all additional review periods from that affirmance having expired without any appeal or other application for review thereof having been filed;

    (b) The entry of such further orders as required to implement this Agreement including a Final Order under Section 365 or 1123(b)(2) of the Bankruptcy Code authorizing assumption by Seller and/or the Company of Assumed Executory Leases and Executory Contracts, with specific findings that upon payment by Seller and/or the Company of the Cure Amounts, all Defaults required to be cured in order for the Company to assume the Assumed Executory Leases and Executory Contracts have been cured and that the Company has provided adequate assurance of future performance necessary to satisfy the requirements of Section 365 of the Bankruptcy Code;

    (c) Receipt by Buyer on the Closing Date on board the Riverboat Casino of the Riverboat Casino's drawings and specifications and other technical information in Seller or the Company's possession;

    (d) The maintenance and delivery to Buyer of the original Certificates of Documentation of the Admiral and Admiral Barge One, as applicable, to the United States Coast Guard, National Riverboat Casino Documentation Center;

    (e) The receipt on the Closing Date by Buyer of stock power or powers executed by Seller, conveying to Buyer all of Seller's right, title and interest in and to the Closing Shares;

    (f) Seller's representations and warranties set forth in Section 6 below,

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taken as a whole, shall be true and correct in all material respects on the
Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), which shall be certified by an officer of Seller as of Closing, provided that for purposes of determining whether such representations and warranties are true and correct in all material respects, all "materiality" qualifications contained in such representations and warranties set forth in Section 6 shall be disregarded;

    (g) Seller's representations and warranties set forth in Section 6(p) below shall be true and correct in all respects on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), which shall be certified by an officer of Seller as of Closing;

    (h) Buyer shall have performed, at Buyer's expense, a Phase I environmental assessment of all real property (including the Riverboat Casino) owned by the Company or otherwise used in the operation of the Riverboat Casino Assets (the "Phase I Environmental Assessment"), and the Phase I Environmental Assessment shall not have disclosed any fact, condition or circumstance which, in Buyer's reasonable judgment (and without any requirement to conduct any additional environmental testing or analysis), could potentially lead to remedial investigation or remediation costs or other Liabilities in the aggregate amount of $250,000 or more (a "Material Environmental Liability"); provided, however, that this condition shall lapse and shall be deemed to have been satisfied in all respects on the date which is 30 days after the date of this Agreement (except that such period shall be automatically extended for a period of time corresponding to any delay in the completion of the Phase I Environmental Assessment resulting from Buyer not being afforded appropriate access to any applicable property) (the "Environmental Due Diligence Period"); provided, further, that during the Environmental Due Diligence Period, Buyer and Seller shall discuss possible solutions to any Material Environmental Liability which may arise, including environmental insurance, a reduction of the Purchase Price or other solution, any of which would require the mutual written agreement of Buyer and Seller (in the sole and absolute discretion of each); and provided, further, that, at the request of any owner or lessor of such real property, Buyer hereby agrees to enter into an Insurance and Indemnity Agreement in substantially the form attached hereto as Exhibit D (or such other form reasonably requested by any owner or lessor of such real property) in connection with the Phase I Environmental Assessment and any delay of Buyer to enter into any such Insurance and Indemnity Agreement shall not constitute a delay for which the Environmental Due Diligence Period will be automatically extended pursuant to the first proviso to this clause (h).

    (i) Seller and the Company shall each have performed and complied in all material respects with all obligations and covenants required to be performed and observed by them under this Agreement prior to or as of the Closing, which shall be certified by an officer of Seller as of Closing;

    (j) The Missouri Gaming Commission (the "Commission") shall have issued without condition all licenses, permits, approvals, consents, authorizations and orders (which shall be Final Orders) as are required in order for Buyer to acquire the Closing Shares and for the Company to lawfully operate the Riverboat Casino following the Closing under the laws and regulations of the State of Missouri, including the gaming license and liquor license described in Schedule 6(i) (the "MGC Approval"), and the Company shall have indefeasibly paid in full or settled all outstanding amounts owed to the Commission as set forth on Schedule 6(l) hereof;

    (k) All other necessary filings shall have been completed, waiting periods observed and governmental approvals obtained as determined to the reasonable satisfaction of Buyer, including Hart Scott-Rodino Anti-Trust Improvement Act of 1976 (the "HSR Act");

    (l) There shall not have occurred any material adverse change in the business, operations, prospects or condition (financial or otherwise) of the Company and the Riverboat Casino Assets, taken as a whole, other than any change, event, occurrence, effect or state of facts relating to (i) any new casino development or similar project in the St. Louis metropolitan area,
(ii) any condemnation proceeding involving, or other loss of use of, the parking lot known as Cherrick Lot or (iii) any Excepted Environmental Conditions (a "Material Adverse Change ");

    (m) The Sale Order shall contain a finding that notice of the Sale Motion was proper and the Confirmation Order shall contain a finding that notice of the Confirmation Order was proper;

    (n) Buyer shall have received evidence, reasonably satisfactory to Buyer, that the amount of the Company's Included Cash as of the Closing Date is not less than $3,000,000;

    (o) Seller shall have delivered a certificate of its secretary dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the certificate or articles of incorporation and by-laws of Seller and the Company as in effect on the date of such certification and (ii) as to the incumbency and specimen signature of each officer of Seller and the Company executing this Agreement or any other document delivered in connection herewith (such certificate to contain a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this clause (n); and

    (p) Buyer shall have received, at Buyer's expense, the commitment of a title insurance company reasonably acceptable to Buyer ("Title Company") as of the Closing Date to issue, with respect to the City Lease:

      (i) an ALTA extended coverage leasehold title insurance policy in the amount of $30,000,000 insuring leasehold title to the City Lease in the Company, and (A) including an endorsement insuring Buyer against loss or damage sustained by reason of the Title Company denying liability under the new title policy by reason of knowledge imputed to the Company or Seller through its officers and directors and other fiduciaries of company (the "Non-Imputation Coverage "), (B) dated as of the Closing Date, and (C) subject only to Permitted Exceptions (as defined below), or

      (ii) an endorsement to any existing owner's coverage title insurance policies insuring the Company and delivered to buyer which shall include (A) if available, Non-Imputation Coverage, (B) updating the date of the existing title policy to the Closing Date, and (C) insuring over any matter which is not a Permitted Exception.

For the purposes of this Agreement, "Permitted Exceptions " means (1) liens for real property taxes and assessments for the current year, not yet delinquent, (2) liens or encumbrances arising out of any activity of Buyer with respect to the City Lease, (3) except as described on Schedule 4(p), those matters listed on Schedule B of the title report or the existing title policy, as applicable, a copy of which has been provided to Buyer prior to the date hereof, and (4) those matters listed on Schedule B of any new title report or title policy, as applicable, which are approved by Buyer within 10 business days of receipt thereof.

    (q) Seller shall have delivered to Buyer a Lease and Sublease Estoppel Certificate and Consent Agreement, in substantially the form attached hereto as Exhibit B (with such changes thereto as Buyer shall approve, such approval not to be unreasonably withheld or delayed), duly executed by each of the parties thereto;

    (r) Seller shall have delivered to Buyer an estoppel certificate, in substantially the form attached hereto as Exhibit C (with such changes thereto as Buyer shall approve, such approval not to be unreasonably withheld or delayed), executed by each counterparty other than the Company under any written Real Property Lease;

    (s) The Main Office and the other Excluded Assets shall have been effectively assigned and transferred to an entity other than the Company and the Company shall no longer have any interest therein;

    (t) A trademark assignment, in form and substance reasonably satisfactory to Buyer and in a form recordable with the United Stated Patent and Trademark Office, pursuant to which Seller shall have effectively assigned and transferred to the Company each of the trademarks listed on
Schedule 4(t), each of which shall be deemed to be included in the Riverboat Casino Assets;

    (u) Buyer shall have received a written analysis prepared by Seller as of a date which is not more than 30 business days prior to the Closing Date, together with copies of all supporting work papers thereto and other information as may be reasonably requested by Buyer (the "Liquidation Analysis"), as to the effect, upon the consolidated net operating loss properly attributable to the Company, of income of Seller's consolidated group (including income with respect to excess loss accounts required to be taken into account under Treasury Regulations Section 1.1502-19) and the discharge of all indebtedness and other obligations of Seller and all members of Seller's consolidated group in connection with a final liquidation of Seller and all such members of Seller's consolidated group (and assuming, for purposes of such analysis, that all existing indebtedness and other obligations of Seller and all members of Seller's consolidated group as of immediately prior to the Closing Date hereunder were discharged in a final liquidation occurring as of the Closing Date, with reasonable assumptions being made with respect to the value of any assets of Seller and the members of its consolidated group, and including the cash Purchase Price to be paid by Buyer under this Agreement) (the "Assumed Final Liquidation"), and the Liquidation Analysis shall demonstrate, to the reasonable satisfaction of Buyer, that the consolidated net operating loss properly attributable to the Company will not be diminished to an amount less than $30,000,000 as a result of the Assumed Final Liquidation, provided that Buyer acknowledges that any discharge of indebtedness of the Company to any other member of Seller's consolidated group will not be deemed to diminish such net operating loss for purposes of this subsection. If Buyer and Seller are unable to agree upon the Liquidation Analysis, the Assumed Final Liquidation or any assumption or other aspect thereof, any such disputed matter shall be resolved by a nationally recognized accounting firm reasonably and mutually acceptable to Buyer and Seller.

  5. SELLER'S CONDITIONS. Seller's obligation to sell the Closing Shares to Buyer is expressly conditioned (unless waived by Seller in writing) upon satisfaction of each of the following conditions:

    (a) The (i) payment of the Purchase Price (less the Deposit (with interest accrued thereon, if any)) by wire transfer from Buyer and (ii) the receipt of the Deposit (with interest accrued thereon, if any) from the Escrow Agent;

    (b) The receipt of copies (certified by the secretary of Buyer) of the resolutions of Buyer's board or other documentation authorizing the execution, delivery and performance of this Agreement and the transactions and documents contemplated herein;

    (c) The entry by the Bankruptcy Court of the Procedures Order, the Sale Order and the Confirmation Order;

    (d) Buyer's representations and warranties in Section 7 below, taken as a whole, shall be true and correct in all material respects on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), which shall be certified by an officer of Buyer as of Closing, provided that for purposes of determining whether such representations and warranties are true and correct in all material respects, all "materiality" and "in all material respects" qualifications contained in such representations and warranties set forth in Section 7 shall be disregarded;

    (e) Buyer shall have performed and complied in all material respects with all obligations and covenants required to be performed and observed by Buyer under this Agreement prior to or as of the Closing, which shall be certified by an officer of Buyer as of closing;

    (f) The MGC Approval shall have been obtained; and

    (g) All other necessary filings shall have been completed, waiting periods observed and governmental approvals obtained as determined to the reasonable satisfaction of Seller, including the HSR Act.

  6. SELLER'S REPRESENTATIONS. Seller hereby represents and warrants to Buyer that the following statements contained in this Section 6 are correct and complete as of the date of this Agreement:

    (a) Seller has and on the Closing Date will have (in each case, subject to liens and claims to be discharged upon the issuance of the Sale Order) good and lawful title to and possession of the Closing Shares, free and clear of all Encumbrances. The Company has and on the Closing Date will have (in each case, subject to liens and claims to be discharged upon the issuance of the Confirmation Order) good and lawful title to and possession of the Riverboat Casino Assets, free and clear of all claims and interests of creditors of the Company (to the maximum extent permitted under Section 1141(c) of the Bankruptcy Code), other than the Company Liabilities.

    (b) Provided the Sale Order and the Confirmation Order are issued by the

Bankruptcy Court and subject to the other terms and conditions of this Agreement, the Riverboat Casino and the other Riverboat Casino Assets shall be owned by the Company following the Closing Date free and clear of all claims and interests of creditors of the Company other than the Company Liabilities. Provided the Sale Order and the Confirmation Order are issued by the Bankruptcy Court, the Closing Shares shall be owned by Buyer following the Closing Date free and clear of all Encumbrances. Except for certain items located in the Main Office that are listed on Schedule 6(b), all of the tangible personal property of the Company that is necessary for the operation of the Riverboat Casino in the same manner as presently operated by the Company immediately prior to Closing is physically located at the Riverboat Casino or at the properties covered by the Assumed Executory Leases and Executory Contracts. Except as set forth in Schedule 6(b), all tangible personal property included in the Riverboat Casino Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects. The Hull Certification attached to Schedule 6(b) hereto is true and correct and is in full force and effect.

    (c) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and is qualified to do business as a foreign corporation in each jurisdiction where it is required to be qualified to avoid liability or disadvantage. Seller has all requisite corporate power and authority necessary to execute and deliver this Agreement, sell the Closing Shares and otherwise perform its obligations under this Agreement and any documents related thereto, subject only to the issuance of the Sale Order by the Bankruptcy Court. Subject to the issuance of the Sale Order and the Confirmation Order, this Agreement and any related document executed and delivered by Seller and/or the Company (as applicable) has been, or will be, duly executed and delivered by Seller and/or the Company (as applicable) and constitutes, or, when executed will constitute, a valid and binding obligation of Seller and/or Company, enforceable against Seller and/or Company in accordance with its terms, subject only to the issuance of the Sale Order by the Bankruptcy Court.

    (d) Attached to this Agreement as Schedule 6(d) are the audited balance sheets of the Company as of February 28, 2002 and 2003 and February 29, 2004, and the related unaudited statements of operations and cash flows for the years then ended (the "Annual Financial Statements"), and the unaudited balance sheet of Company as of June 30, 2004 (the "Balance Sheet") and the related statement of operations for the three months then ended (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"). The date of the Balance Sheet is referred to herein as the "Balance Sheet Date." The Financial Statements are, and the Post-Signing Financial Statements (as defined below) will be true, correct and complete and fairly present in all material respects the financial position of the Company as of the dates shown and the results of the Company's operations for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, except that the Financial Statements lack full footnote disclosures and the Interim Financial Statements are subject to year end adjustment consistent with prior periods.

    (e) Schedule 6(e) attached to this Agreement sets forth a list of all real property used by the Company in connection with its ownership and operation of the Riverboat Casino. Except for the Real Property Leases identified on Schedule 6(e), for easement rights which are shown on the title policy as appurtenant to the City Lease and for public rights of way, the lawful operation or occupancy of the Riverboat Casino does not require use of any other real property, for parking, access, support or any other purpose, and no other real property is now being used in conjunction with the operation or occupancy of the Riverboat Casino. Except for Real Property Leases identified on Schedule 6(e), the Company does not own, lease, license, hold or use any other land, buildings or other interest, including any option, in real property. A true and complete copy of each written Real Property Lease identified on Schedule 6(e) has been delivered to Buyer, including all amendments or modifications thereto and any other agreements related thereto such as options, rights of first offer or rights of first refusal to purchase the leased premises or any portion thereof. Each oral Real Property Lease has been described in reasonable detail on Schedule 6(e). Each of the Real Property Leases is in full force and effect and no claim of Default by either tenant or landlord thereunder has been made. The description of the leased premises in each Real Property Lease describes the real property being used thereunder fully and adequately. The Company has not received written notice of any condemnation proceedings by any public authority relating to any of the real property leased by the Company, except for any condemnation proceeding involving the parking lot known as Cherrick Lot (a "Cherrick Proceeding"), and, to Seller's Knowledge, none are pending. The Riverboat Casino has adequate water supply, sanitary facilities, telephone, gas, electricity and fire protection services and other public utilities sufficient to operate the Riverboat Casino as it is presently operated. Except as set forth on Schedule 6(e), the Company has the exclusive right to occupy the real property leased pursuant to the Real Property Leases identified on Schedule 6(e) and the Company has not granted any leases, subleases, licenses, concessions, options, or other agreements, written or oral, to any third party granting the right to use or occupy said real property.

    (f) Except as described on Schedule 6(f) and except with respect to the Excluded Assets, the business of the Riverboat Casino has been conducted in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Company any of the items specified below since the Balance Sheet Date:

      (i) any increase in the compensation payable or to become payable to any director, officer, employee or agent of the Company, except for increases for non-officer employees made in the ordinary course of business or as otherwise consented to in writing by Buyer, nor any other change in any employment or consulting arrangement;

      (ii) any sale, assignment or transfer of any Riverboat Casino Assets, or any additions to or transactions involving any Riverboat Casino Assets, other than those made in the ordinary course of business or as otherwise consented to in writing by Buyer;

      (iii) other than in the ordinary course of business or pursuant to the Company Plan of Reorganization, any waiver or release of any claim or right or cancellation of any debt held (other than Excluded Liabilities);

      (iv) any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting the Riverboat Casino Assets or the operations, assets, properties or prospects of the Riverboat Casino Assets or (B) of any item or items carried on its books of account individually or in the aggregate at more than $100,000, or any material repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to operate the Riverboat Casino Assets; and

      (v) receipt of notice or actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or would reasonably be expected to materially and adversely affect the Riverboat Casino Assets or the transactions contemplated by this Agreement or any other document delivered in connection herewith.

    (g) Schedule 6(g) attached to this Agreement contains a complete and accurate list and summary description of all registered Intellectual Property owned by the Company or its affiliates. All copyrights, trademarks and service marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or Actions falling due within 90 days after the Closing Date. No such copyright, trademark or service mark has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, none of the Registered Intellectual Property of the Company infringes, or has been alleged to infringe, any copyright, trademark, service mark or other proprietary right of any other Person.

    (h) Schedule 6(h) sets forth a list or description of each written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization material to the business of the Company and that is binding upon the Company or its property under any applicable Law ("Contracts"), including Contracts of the type described below:

      (i) employment agreements; collective bargaining agreements, multiemployer plan adoption agreements and other agreements affecting any union employee of the Company; and deferred compensation agreements, relocation agreements and other agreements affecting any nonunion employee of the Company;

      (ii) leases of any tangible personal property, including gaming equipment, food service machinery and equipment, and office, printing or computer equipment;

      (iii) license agreements (other than the Gaming Licenses), whether as licensor or licensee (excluding licenses from third parties implied by the sale of a product and paid up licenses for commonly available shrink wrap software applications);

      (iv) joint venture agreements, affiliation and endorsement agreements, advertising agreements with minimum purchase provisions or other undertakings which have not yet been satisfied by the Company, and public relations Contracts;

      (v) Contracts by which any material product or service offered by the Company or any material operating function of the Company (including gaming, food service, personnel and security) have been outsourced to a third party;
(vi) any guarantee or other pledging of the Company's credit or financial resources for the obligations of officers, directors, employees or affiliates of the Company or any other Person;

      (vii) any Contract that has been entered into outside of the ordinary course of the Company's business;

      (viii) any other Contract which is material to the Company or to the operation of the Riverboat Casino; and

      (ix) any Contract to pay brokerage commissions or parking operation or facilities fees with respect to the Real Property Leases.

Seller has delivered or made available to Buyer true and complete copies of each Contract, all of which are in force and effect and may be assumed by the Company subject to this Agreement or Buyer's consent, as applicable, provided the Sale Order and Confirmation Order is obtained.

    (i) Schedule 6(i) attached to this Agreement sets forth a list of all Gaming Licenses of the Company. Other than Gaming Licenses listed on
Schedule 6(i), no other Gaming License or other governmental permit, license, registration, certificate of occupancy, approval and other governmental authorization is required for the complete operation of the Riverboat Casino Assets as currently operated. All Gaming Licenses listed on
Schedule 6(i) are in full force and effect, and neither the Company nor Seller (as applicable) is in Default thereunder. Complete and correct copies of all of the Gaming Licenses have heretofore been delivered or made available to Buyer by Seller.

    (j) Except as set forth in Schedule 6(j) and other than the Case, there is not pending or, to Seller's Knowledge, threatened any suit, Action, arbitration or legal, administrative or other proceeding by or against or affecting Seller, the Company or any of the Riverboat Casino Assets other than any Cherrick Proceeding and, to Seller's Knowledge, no basis exists therefor, and there are no suits, Actions or proceedings pending in which the Company is the plaintiff or claimant with respect to the Riverboat Casino Assets. Except as set forth in Schedule 6(j) or as contemplated by this Agreement, the Procedures Order, the Confirmation Order and the Company Plan of Reorganization, neither Seller, the Company nor any of the Riverboat Casino Assets is subject to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality or any award in any arbitration proceeding ("Court Orders"). Neither Seller nor the Company is in Default with respect to any Court Orders. There is no Action, suit or proceeding pending or, to Seller's Knowledge, threatened which questions the legality or propriety of the transactions contemplated hereby.

    (k) Schedule 6(k) lists the names, addresses, dates of hire, positions and current annual compensation rates of all of the Company's employees and officers as of the date indicated therein. The Company has paid in full to all employees and officers, as and when such amounts have become due, or made appropriate accruals therefor on its books of account, all salary, wages, commissions, bonuses and other direct compensation for all services performed by them. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper authorities. Except as disclosed in Schedule 6(k), there are no controversies, grievances or claims pending with the Company by any of the Company's employees, former employees or beneficiaries of employees of the Company with respect to their employment or benefits incident thereto, including sexual harassment and discrimination claims and claims arising under workers' compensation laws which have not been resolved and, to Seller's Knowledge, no basis exists therefor. Except as listed in Schedule 6(k), there is no union representation of the Company's employees, and, to Seller's Knowledge, there has been no attempt by a labor organization to organize the Company's employees into a collective bargaining unit.

    (l) Except as described in Schedule 6(l), there has been no material Default by the Company under any statute, law, ordinance, regulation, order or rule of any federal, state, local or foreign government or any court or tribunal of competent jurisdiction, administrative agency, department, commission, instrumentality, body or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Authority") that have not previously been cured or for which all consequences of noncompliance have already occurred and neither Seller nor the Company has received any notices from any Governmental Authority regarding any alleged material Defaults applicable to Seller, the Company or any Riverboat Casino Assets under any Applicable Laws.

    (m) Except as set forth in Schedule 6(m), the Company is not a party to, nor has the Company established, any pension, profit-sharing, cafeteria, medical reimbursement, 401(k), retirement, deferred compensation, stock option, incentive, vacation, hospitalization, medical, disability or life insurance, severance, termination, bonus or other employee benefit plan, contract, arrangement or understanding of the Company or any Person required to be aggregated with, or treated as the same employer as the Company under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended ("Code") (collectively hereinafter referred to as an "ERISA Affiliate"), whether or not covered by ERISA or qualified within the meaning of Section 401(a) of the Code, and whether single-employer or multi- employer, which is presently in force or which has been terminated within the six calendar year period prior to this year. The employee benefit and welfare plans set forth in Schedule 6(m) do not qualify for the special provisions for multi-employer plans set forth in 29 U.S.C. Section 1384 and this Agreement does not invoke a complete or partial withdrawal as contemplated by 29 U.S.C. Section 1384, or the attenuating penalties and liabilities to Buyer as set forth therein.

    (n) Except as described in Schedule 6(n), neither the execution and delivery by Seller of this Agreement, nor the performance of the transactions performed or to be performed by Seller and/or the Company hereunder, (i) require any filing, consent, notice, registration, renegotiation or approval of any third party (including any Governmental Authority) or any customer, supplier, landlord, licensor or union or (ii) violate in any material respect or constitute a Default in any material respect, or cause any payment obligation or Encumbrance to arise under (A) any laws of any Governmental Authority, including all federal, state and local statutes, regulations, ordinances, orders, decrees or any other laws, common law theories or reported decisions of any court thereof ("Applicable Law") or Court Order to which Seller or the Company is subject (other than any approvals or orders of the Bankruptcy Court or any consent required under the HSR Act), (B) the certificate or articles of incorporation or bylaws of Seller or the Company, or (C) any Contract, Gaming License or other document to which Seller or the Company is a party or by which the Riverboat Casino Assets may be bound.

    (o) The Company has authorized (i) 1,000 shares of Company Common Stock of which 1,000 shares are issued and outstanding (the "Closing Shares"), all of which are owned of record by Seller. Other than the Closing Shares, there are no other equity securities, options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire any equity securities of the Company. No shares of the capital stock of the Company are held as treasury stock. All of the Closing Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon the Company or, to Seller's Knowledge, any holder thereof and were issued in compliance with the certificate or articles of incorporation and bylaws of the Company and all applicable federal, state and foreign securities laws, rules and regulations. There are no Contracts to which Seller or the Company is a party among any Persons which (i) affect or relate to the voting or giving of written consents with respect to any security, or (ii) restrict the transfer of the Closing Shares.

    (p) Other than the Excepted Environmental Conditions (as defined in
Section 16(i) below), there are no material Environmental Conditions (i) at any premises at which the Riverboat Casino Assets have been operated by the Company, its affiliates or their predecessors, (ii) at any property owned, leased or operated at any time by the Company, any Person controlledby the Company or any of their predecessors, or (iii) at any property at which Hazardous Substances have been deposited or disposed of by or at the behest or direction of any of the foregoing. "Environmental Condition" means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by Seller, the Company or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) of this Section that (A) has required or may reasonably be expected to require abatement or correction under an Environmental Law, (B) has given or may reasonably be expected to give rise to any civil or criminal liability on the part of the Company to any Governmental Authority or third party under an Environmental Law, (C) is a violation of Environmental Law, or (D) has created or may reasonably be expected to create a public or private nuisance. "Environmental Law" means any and all Laws, Court Orders and Governmental Permits relating to the protection of health, safety or the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances whether now existing or subsequently amended or enacted and the regulations promulgated thereunder, all amended or superseded from time to time; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance. "Hazardous Substances" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law. "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

    (q)  Taxes.

      (i) The Company has filed (or there has been filed on its behalf) all Tax Returns that were required to be filed with respect to the Company (including Tax Returns of any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation Section 1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise) under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company, or of any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member (whether or not shown on any Tax Return) to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation Section 1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise, have been paid. Except as described in Schedule 6(q), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. As used herein, "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

      (ii) The Company was properly includible in Seller's consolidated federal income tax returns for all open tax periods prior to and including the Closing Date.

      (iii) Neither Seller nor the Company has undergone a Code Section 382 change in ownership; provided, however, in the event that any portion of the consolidated net operating loss carryforward allocable to the Company under Treasury Regulations Section 1.1502-21(b) is determined to be subject to a consolidated or subgroup 382 limitation, Seller shall elect in accordance with Treasury Regulations Section 1.1502-95(c) to apportion to the Company a portion of the consolidated Section 382 limitation sufficient to permit the Company to absorb the apportioned consolidated net operating loss carryforward that is otherwise available to the Company and its new consolidated group; and provided, further, that Seller makes no representation as to the effects of the transactions contemplated by this Agreement.

      (iv) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

      (v) Except as described in Schedule 6(q), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company (including with respect to any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation Section 1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise). Seller shall remit any refund of Taxes received by Seller to the extent such refund is attributable to the Company or its business (including any refund that may result from Tax proceedings as described in Schedule 6(q)), but excluding any tax refunds described in Section 9(c)(vii)(11). Except as described in Schedule 6(q), neither Seller, to the extent attributable to the Company, nor the Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

      (vi) Neither Seller, to the extent attributable to the Company, the Company nor any of their respective subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (vii) Neither Seller nor the Company are foreign persons and are "United States Persons" as defined in Code Section 7701(a)(3).

      (viii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

        (A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

        (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

        (C) installment sale or open transaction disposition made on or prior to the Closing Date; or

        (D) prepaid amount received on or prior to the Closing Date.

      (ix) Seller will not treat the stock of the Company as worthless under Code Section 165.

      (x) Seller will not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code Section 108(b)(5).

    (r) The Company does not have any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown ("Liability") except for (i) Liabilities which are adequately reflected and reserved against in the Balance Sheet, and (ii) Liabilities arising under the Company Contracts, provided that none of the Liabilities described in this Section relates to any Default, breach of warranty, tort, infringement or violation of Law or arose out of any action, order writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute ("Action").

Other than the representations and warranties contained in this Agreement,

Seller makes no representation or warranty as to the seaworthiness of the Riverboat Casino or the condition or fitness of the Riverboat Casino or any of the other Riverboat Casino Assets thereof for any particular purpose other than the purpose for which they are currently used. For purposes of this Agreement, "Seller's Knowledge" means the actual knowledge of any of its executive officers as of the date of this Agreement, after reasonable inquiry.

  7. BUYER'S REPRESENTATIONS. As of the date hereof and as of the Closing, Buyer hereby represents and warrants to Seller that (a) Buyer is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction identified in the preamble to this Agreement and is in good standing under the laws of the Commonwealth of Pennsylvania, (b) Buyer has all requisite power and authority necessary to enter into this Agreement and to carry out its obligations hereunder, (c) Buyer is a citizen of the United States within the meaning of 46 U.S.C. Section 2, authorized to own and operate the Riverboat Casino in the coastwise trade, (d) Buyer has had full opportunity to inspect the Riverboat Casino, its various components and systems and the other Riverboat Casino Assets, and Buyer is relying solely on the representations and warranties made by Seller herein and its own evaluation of the seaworthiness of the Riverboat Casino and the condition and fitness of the other Riverboat Casino Assets in connection with its agreement to purchase the Riverboat Casino Assets, (e) all documents and information furnished by Buyer to Seller with respect to Buyer's financial condition, sources of financing and capability of operating a gaming establishment are true and correct in all material respects, (f) other than the MGC Approval and any filings required to be made under the HSR Act, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or other third party on the part of Buyer is required in connection with the (i) execution, delivery and performance of this Agreement or (ii) consummation of the transactions contemplated hereby, (g) the execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder do not
(i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or Bylaws of Buyer or (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Buyer or any of its assets and properties, other than such conflicts, violations or breaches that could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement and (h) Buyer has sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement, including in respect of the Company Liabilities.

  8. COVENANTS.

    (a) Pre-Closing Covenants of Seller. Seller hereby covenants and agrees that prior to the Closing Date it shall (and shall cause the Company, as applicable, to):

      (i) make available to Buyer's representatives true and correct originals or copies of all records relating to the construction and operation of the Riverboat Casino which are in Seller's or the Company's possession (with Buyer to bear the cost of any copying costs) including drawings and specifications;

      (ii) cause the Riverboat Casino to be insured through and including the

Closing Date with the same coverages, limits, policies and underwriters as in effect on the date hereof;

      (iii) use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Seller's and/or the Company's control to be timely satisfied;

      (iv) (A) not amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract that is an Assumed Executory Lease and Executory Contract; (B) not materially Default under any Contract that is an Assumed Executory Lease and Executory Contract, provided, that if such Default is cured prior to the Closing, Seller shall not have breached this clause (B); (C) not create any Encumbrance on any of the Riverboat Casino Assets other than the Company Liabilities or pursuant to this Agreement or the Procedures Order or otherwise in the ordinary course of business; (D) not compromise, settle or otherwise adjust any Assumed Liability; (E) not alter the salaries or other compensation payable to any employee in any material respect, other than in the ordinary course of business with respect to employees with salaries and bonuses of less than $50,000 and other than with respect to new employees hired in the ordinary course of business; or (F) not fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 6(f) would be likely to occur, in each case other than pursuant to the Company Plan of Reorganization and this Agreement and other than in respect of claims not being assumed by the Company;

      (v) deliver to Buyer within 15 days after the end of each calendar month unaudited financial statements the Company for such month, consisting of a balance sheet, a statement of income (including detailed revenue classifications) and a statement of cash flows (all such financial statements, the "Post-Signing Financial Statements");

      (vi) give Buyer and its representatives (including Buyer's accountants, counsel, consultants, employees and such other representatives as Buyer may designate from time to time), upon reasonable notice and during normal business hours, full access to the Riverboat Casino Assets, and all Contracts, books, records and affairs of Seller and the Company related to the Riverboat Casino Assets, and Seller shall cause its officers and employees to furnish to Buyer copies of all documents, records and information related to the Riverboat Casino Assets as Buyer or its representatives may reasonably request;

      (vii) during the Environmental Due Diligence Period, permit Buyer and its representatives, upon reasonable notice and during normal business hours, to conduct the Phase I Environmental Assessment;

      (viii) subject to the restrictions set forth in this Agreement, use commercially reasonable efforts (A) to operate the Riverboat Casino in the ordinary course of business consistent with Seller's and the Company's practices during and prior to the period following the filing of its bankruptcy petition, and (B) as necessary to cause the representations and warranties of Seller in Section 6 to be true and correct in all material respects as of the Closing Date;

      (ix) notify Buyer, in writing, prior to implementing operational decisions of a material nature outside the ordinary course of business and obtain Buyer's written consent prior to entering into any Contract involving an amount in excess of $75,000;

      (x) not take a position (or cause the Company to take a position) on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the allocation of the Purchase Price as agreed to by Seller and Buyer at or prior to the Auction (as defined in Section 9(a) below);

      (xi) subject to the restrictions set forth in this Agreement, use (or cause the Company to use) commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of Seller and the Company and to maintain its relations and goodwill with the suppliers, customers, distributors of Seller or the Company and any others having a business relation with Seller or the Company;

      (xii) obtain Buyer's consent, in writing, prior to modifying or terminating any Real Property Lease or abandoning any real property covered by a Real Property Lease, which consent Buyer may grant or withhold in its sole and absolute discretion;

      (xiii) promptly disclose to Buyer in writing any information set forth in the Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto for the purposes of this Agreement (including Section 4 and Section 12 hereof) unless Buyer shall have consented thereto in writing;

      (xiv) not treat the stock of the Company as worthless under Code
Section 165; and

      (xv) not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code Section 108(b)(5) provided, however, notwithstanding anything to the contrary herein, the Company may, at any time and from time to time, distribute, dividend, transfer, assign or otherwise dispose of any or all of the Excluded Assets; provided, further, that, notwithstanding any other provision in this Agreement, so long as the Company Plan of Reorganization is prepared and prosecuted in good faith, the failure of the Company Plan of Reorganization to be confirmed by the Bankruptcy Court shall not constitute a breach by Seller of any covenant herein; and provided, further, that, notwithstanding any other provision in this Agreement, nothing in this Agreement shall be deemed to restrict or prohibit either the Company or the Committee from including provisions in the Company Plan of Reorganization (including provisions regarding the treatment of creditors) that either the Company or the Committee deem to be appropriate or in furtherance of its fiduciary duties, so long as nothing so included in the Company Plan of Reorganization is inconsistent with the provisions of this Agreement.

    (b) Post-Closing Covenant of Seller. Seller further covenants that (i) for a period of thirty (30) days from and after the Closing Date, Seller shall permit Buyer and its authorized representatives to have access to the Main

Office for purposes of removing the items stored or located therein that are included in the Riverboat Casino Assets, as set forth on Schedule 6(b); (ii) Seller will not treat the stock of the Company as worthless under Code
Section 165; (iii) Seller will not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code
Section 108(b)(5), and (iv) Seller shall apportion the consolidated Section 382 limitation to Buyer under the circumstances and in the manner described in Section 6(q)(iii). To the extent employees of Seller or the Company are owed salary, wages or other benefits in connection with services rendered to Seller and/or the Company through the Closing Date (excluding accrued vacation pay), Seller and/or the Company (as applicable) shall pay all such amounts to its employees on a timely basis after the Closing in accordance with Seller's regular payroll procedures. Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, following the Closing, (x) Seller and/or any entity other than the Company that will be responsible under the Company Plan of Reorganization for distributing assets on or after the effective date of the Company Plan of Reorganization to creditor classes may, at any time and from time to time, distribute, pay-out, dividend, assign or otherwise dispose of any of their respective assets, including without limitation the Excluded Assets and the Purchase Price (collectively, "Distributions"), to their respective creditors, provided, however, that this provision shall in no event apply to the Company or be deemed to authorize the distribution of any assets owned by the Company following the Closing.

    (c) Covenants of Buyer.

      (i) Buyer hereby covenants and agrees that it shall (A) use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Buyer's control to be timely satisfied, and (B) use all commercially reasonable efforts to cause the representations and warranties of Seller in Section 6 to be true and correct in all material respects as of the Closing Date.

      (ii) From the Closing Date until the date on which the Case is closed and at Seller's expense, Buyer shall permit Seller and its authorized representatives, upon reasonable notice to Buyer and at a time convenient to Buyer, to have access to the books and records of Seller and the Company being transferred to Buyer as part of the Riverboat Casino Assets, for the purpose of obtaining any information necessary for the preparation and filing of any tax returns or other reports to any governmental authority for any period or for any other reason related to the Case. Buyer shall retain such records consistent with Buyer's normal record retention policies.

      (iii) Promptly following receipt thereof, Buyer shall provide to Seller a copy of the Phase I Environmental Assessment.

      (iv) Buyer shall use good faith reasonable efforts to complete its Phase I Environmental Assessment promptly following the date hereof.

    (d)  Tax Matters.

      (i) Seller shall include the items of the Company (including any items required to be taken into account by Treasury Regulations Section 1.1502-13 and 1.1502-19) on Seller's consolidated federal income Tax Returns for all periods through the ending of Seller's tax year including the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(i)and pay all federal income Taxes attributable to such income. Any items of the Company that occur on the Closing Date other than items occurring after the Closing which are outside the Company's ordinary course of business shall not be subject to the next day rule as such rule is provided in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller's consolidated federal income tax return (and any consolidated, affiliated, combined, unitary or similar other tax return where required or previously filed) and, in jurisdictions where Company separately reports, Seller shall cause to be filed with respect to the Company separate company state and local income tax returns and shall cause to be timely paid any Taxes imposed on Company. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law or regulation. Buyer shall have the right, at its expense, to review and comment on any such Tax Returns prepared by Seller. Buyer shall cause the Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. The Company and Buyer shall consult and cooperate with Seller as to any elections to be made on Tax Returns of the Company for periods ending on or before the Closing Date. Buyer shall include the Company in its combined or consolidated income Tax Returns, as applicable, for all periods other than periods ending on or before the Closing Date. Buyer and Seller shall, and shall each cause its affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determination of liability for Taxes, or conduct of any audit, litigation or other proceeding with respect to Taxes, which cooperation and information shall include providing copies of all relevant Tax Returns (including any relevant Tax Return of Seller or any group of Seller that includes the Closing Date), together with relevant accompanying schedules and workpapers.

      (ii) Seller shall pay the Buyer the amount of any Tax refund received by Seller resulting from the carryback by Company of any post-closing income Tax attribute of the Company into Seller's consolidated income Tax Return.

      (iii) Seller shall allow the Company and its counsel to participate, at its expense, in any audit of Seller's consolidated federal income Tax Returns to the extent that such returns relate to the Company. Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

      (iv) Seller shall join Buyer, at Buyer's option, in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section338(h)(10) Election") with respect to the purchase and sale of the stock of the Company hereunder. Any Section 338(h)(10) Election must be made by Buyer, and Buyer shall be required to notify Seller of such election, not later than 90 days prior to the extended due date of Seller's federal income Tax Return (whether or not extended) for the fiscal year during which the Closing occurs, provided that Buyer shall in any event notify Seller within 30 days after Buyer has made any Section 338(h)(10) Election. Seller will pay any Tax attributable to the making of the Section338(h)(10) Election. At the Closing, Seller will deliver to Buyer a fully executed IRS Form 8023 reflecting the Section338(h)(10) Election and any similar form provided for under state, local or foreign law.

     (v) Seller shall, and shall cause the Company to, take all necessary actions such that all Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and such that, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

      (vi) Buyer shall pay to Seller all refunds of Taxes received by Buyer or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to any pre-closing period or portion thereof (other than those refunds to which Buyer is entitled pursuant to Section 8(d)(ii)). Buyer shall not be required to seek any such tax refund whether at Seller's request or otherwise or whether through the filing of amended Tax Returns, claims for refunds or otherwise, if Buyer believes the Company is not reasonably entitled to seek such refund. In the event that Seller chooses to seek any such Tax refund directly, Buyer, at Seller's reasonable expense, will cooperate fully with Seller in preparing and filing any related claims, amended returns or other documents (including but not limited to relevant powers of attorney or other required authorizations that would permit Seller to represent the Company and receive directly any Tax Refunds resulting from Seller's filing such claims, amended Tax returns or other required documents). Buyer is entitled to waive the carryback of any net operating loss or other item of the Company for any post-Closing period or portion thereof

      (vii) Buyer shall not, and shall not cause, any Tax Return of the Company for any period ending on or before the Closing Date to be amended without the prior written consent of Seller.

      (viii) Buyer shall not make, and shall not cause any election to be made, other than the Section 338(h)(10) Election as permitted by Section 8(d)(iv), with respect to the Company that could increase the Tax liability of the Company for any period or portion thereof ending on or before the Closing Date to the extent such election would cause the Company or Seller to pay additional Taxes (excluding for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Company for periods ending after the Closing Date).

      (ix) Seller shall not make, and shall not cause any election to be made, with respect to the Company that could increase the Tax liability of the Company for any period or portion thereof ending on or after the Closing Date to the extent such election would cause the Company or Buyer to pay additional Taxes (including for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Company for periods ending on or before the Closing Date).

  9. BANKRUPTCY COURT APPROVALS.

    (a) Bid Protections, Procedures Order and Sale Motion. Promptly following the execution of this Agreement (and in no event later than five
(5) business days thereafter), Seller will seek an order of the Bankruptcy Court in form reasonably satisfactory to Buyer and consistent with this Agreement (the "Procedures Order") which authorizes the payment by Seller to Buyer of an amount equal to $750,000, plus reimbursement of up to $250,000 for the actual, necessary and reasonable out-of-pocket costs and legal fees incurred by Buyer prior to the date of the Auction in connection with (i) Buyer's investigation of Seller, the Company and the Riverboat Casino Assets, (ii) negotiating this Agreement and (iii) seeking to protect or enforce Buyer's rights under this

Agreement (the "Break-Up Fee") in the event this Agreement shall have been terminated pursuant to Section 16 due to (A) Bankruptcy Court approval of a sale of the Closing Shares or Riverboat Casino Assets, as applicable, to any Person other than Buyer or an affiliate of Buyer (a "Competing Sale") or (B) Bankruptcy Court approval of a competing plan of reorganization or liquidating plan relating to the Closing Shares or the Riverboat Casino Assets not incorporating this Agreement (a "Competing Plan"), which Break-Up Fee shall be payable only upon a successful closing of such Competing Sale or the occurrence of the effective date (the "Competing Plan Effective Date") of such Competing Plan, as applicable; provided, however, that if Seller shall have prepared and prosecuted the Company Plan of Reorganization in good faith, then Buyer shall not be entitled to any Break-Up Fee in the event the Company Plan of Reorganization is not confirmed. The Procedures Order shall further approve the payment by Seller to Buyer of the Expense Reimbursement pursuant to Section 9(d) below. Seller shall use its commercially reasonable efforts to obtain entry of the Procedures Order within thirty (30) days after the execution of this Agreement.

Subject to the terms of this Agreement, the Break-Up Fee and refund of the Deposit (with interest accrued thereon, if any) shall be an administrative expense claim under Section 503(b) of the Bankruptcy Code and a surcharge under Section 506(c) of the Bankruptcy Code and shall be payable immediately upon (as applicable) (A) the closing of the Competing Sale (as a deduction from the purchase price paid by the buyer in the Competing Sale) or (B) the Competing Plan Effective Date. In addition, the Procedures Order shall authorize and direct Seller to hold an auction to sell the Closing Shares or Riverboat Casino Assets, as applicable, to Buyer pursuant to Section 363(b) of the Bankruptcy Code ("Sale Motion"). Seller shall use its commercially reasonable efforts to obtain a hearing on the Sale Motion ("Sale Hearing") ninety (90) days after execution of this Agreement, provided that in any event Seller shall cause the Sale Hearing to occur not later than November 10, 2004.

The Procedures Order shall provide that any Qualified Bidder may structure its bid as a purchase of the Riverboat Casino Assets from the Company, rather than as a bid for the Closing Shares. Except as otherwise permitted in this Agreement, each bid shall be substantially on the terms of, or on more favorable terms for Seller or the Company (as applicable) than, those set forth in this Agreement.

The Procedures Order shall also schedule the Sale Hearing to approve the sale of the Closing Shares on a date which is no more than two business days following the conclusion of the Auction (as defined below) and establish the following bidding guidelines in connection with the Sale Hearing. To the extent that a competing bidder seeks to submit a bid, such competing bidder or an affiliate (as defined in the Bankruptcy Code) of such competing bidder must be currently licensed as a gaming operator under the laws of a state of the United States. In addition, such competing bidder shall, at least ten
(10) days before the Auction, deliver to Seller and/or the Company, as applicable, (i) a refundable cash deposit of $1,000,000, (ii) reasonable proof of the interested party's ability to consummate a purchase of the Closing Shares or the Riverboat Casino Assets, as applicable, including a copy of such party's annual, quarterly and monthly financial statements for the most recently ended fiscal periods, certified to be true correct and complete in all material respects, and (iii) an executed Sale and Purchase Agreement on substantially the terms of, or on more favorable terms than those set forth in, this Agreement, except as may be necessary to reflect an offer for the purchase of only the Riverboat Casino Assets (and not the Closing Shares), which Sale and Purchase Agreement shall (A) specify the amount of cash or other consideration offered by the competing bidder for the Closing Shares and/or the Riverboat Casino Assets, as applicable, (B) not be subject to unperformed due diligence or conditions for a breakup fee or expense reimbursement, and (C) constitute an irrevocable offer by such competing bidder to complete its proposed purchase upon the terms set forth therein. Once a competing bid that satisfies the above-enumerated requirements has been submitted to the Seller, the Company or the Committee, such bid may be modified by the applicable bidder at any time prior to the Auction to the extent that such modifications would, in the opinion of the Committee, after consultation with the Seller, the Company and the Bondholders, improve the quality of such bid.

No competing offer will be considered unless (i) the aggregate consideration to Seller or the Company under such bid is at least $500,000 more than the sum of the Purchase Price plus the maximum amount of the Break-Up Fee or
(ii) the aggregate consideration to Seller or the Company under such bid is at least $250,000 more than the Purchase Price plus the maximum amount of the Break-Up Fee and the Committee, after consultation with the Bondholders, Seller and the Company, determines in its sole discretion that such offer, taken as a whole, is a higher and/or better bid than the bid set forth in this Agreement. In the event that the Committee shall so determine that such bid is a higher and/or better bid than that set forth in this Agreement, Buyer shall have the right to amend this Agreement as necessary in its reasonable discretion in order to cause the Buyer's bid hereunder to be comparable to such higher and/or better bid. Only those persons submitting an offer in compliance with this section and the Procedures Order shall be a "Qualified Bidder." Each Qualified Bidder shall be invited to attend an outcry auction (the "Auction") at the Office of Thompson Coburn, LLP, which Auction must be attended in person. The Seller and the Company shall cause the Auction to commence at 10 a.m.. (Central Time), on a date that is no more than two (2) business days prior to the date for which the Sale Hearing is set. Subject to the limitations set forth above, the opening price at such Auction shall be the highest and/or best offer of a Qualified Bidder (as determined by the Committee in its sole discretion after consultation with the Bondholders, Seller and the Company). Subsequent bids shall be in increments of $100,000 or such greater amount as designated by the Committee from time to time during the Auction. At the request of Buyer, Seller shall provide or cause the Committee to provide its valuation of any competing bid that constitutes the highest and/or best offer at the time of such request.

Seller, the Company and the Committee shall consider bids submitted by Buyer and the Qualified Bidders during the Auction and the Committee, after consultation with the Bondholders, Seller and the Company, shall make a determination of the highest and/or best offer in its sole discretion. The determination of which bidder has submitted the highest and/or best offer for the Closing Shares and/or the Riverboat Casino Assets, as applicable, at the Auction shall be made by the Committee in its sole discretion after consultation with the Bondholders, Seller and the Company, subject to the final determination by the Court at the Sale Hearing. At the Sale Hearing, the Court shall consider the results of the Auction and shall make a final determination of the highest and/or best offer to the Company's bankruptcy estate. After the determination of the winning bidder, Seller, or the Company, as applicable, shall promptly execute the Sale and Purchase Agreement previously executed and submitted by such winning bidder.

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

Notwithstanding anything to the contrary herein, without the prior consent of the Committee, in no event shall the Auction or the Sale Hearing occur prior to the expiration of the Environmental Due Diligence Period and in the event that the Environmental Due Diligence Period is extended beyond the date on which the Auction and the Sale Hearing are required to be held or is not terminated by Buyer prior to five (5) business days prior to the scheduled date of the Auction, the Auction and the Sale Hearing may be delayed at the election of the Committee after consultation with the Seller, the Company and the Bondholders and any such delay shall not constitute a breach of the terms of this Agreement.

    (b) Sale Order. By no later than three (3) business days following entry of the Procedures Order, Seller and the Company will file the Sale Motion, through which they will seek an order of the Bankruptcy Court in form reasonably satisfactory to the Buyer and consistent with this Agreement (the "Sale Order"). The Sale Order shall, among other things (i) order the sale of the Closing Shares to Buyer pursuant to Section 363(b) of the Bankruptcy Code on the terms and conditions set forth in this Agreement and authorize Seller to proceed with this transaction, (ii) order that the sale of the Closing Shares shall be free and clear of all Encumbrances and provide for an injunction in favor of Buyer and its property, including the Closing Shares, prohibiting any holder of a claim from taking any action or enforcing any Encumbrance against the Closing Shares, (iii) include specific findings that: (A) Buyer is a good faith purchaser of the Closing Shares and under Section 363(m) of the Bankruptcy Code is entitled to all protections thereby; that Buyer is not a successor to Seller and this Agreement does not constitute a de facto merger or consolidation of Seller and Buyer; Buyer is not a mere consolidation or substantial continuation of Seller's business; Buyer is entering the sale in good faith; (B) any objections to the Agreement and related transactions are overruled, and that future objections to the Agreement or related transactions are barred; (C) any subsequent bankruptcy proceedings by Seller or the Company or reorganized Seller or dismissal of the Case shall not affect the Agreement or related transactions; (D) that Seller has full authority to execute the Agreement; and all necessary corporate action has been taken; no consents or approvals other than those expressly provided in the Agreement are required for consummation of the Agreement and related transactions; (E) approval of the Agreement and consummation of the transactions are in best interest of Seller and the Company and their respective creditors and estates; (F) reasonable opportunity to object or be heard with respect to the Sale Motion has been afforded to all interested entities; (G) the Agreement was negotiated, proposed and entered by Seller and Buyer, without collusion, in good faith, and from arms length bargaining positions with parties represented by counsel and financial advisors; (H) the terms and conditions of the Agreement and related transaction are fair and reasonable; (I) the Bankruptcy Court retains exclusive jurisdiction to enforce the Sale Order; and (J) such other items as are reasonably acceptable to Buyer. Both Buyer's and Seller's obligations to complete the sale and purchase of the Closing Shares are conditioned upon the Bankruptcy Court's entry of the Sale Order.

    (c) Confirmation Order. Promptly following the Sale Hearing, Seller will cause the Company to seek an order of the Bankruptcy Court (the "Confirmation Order") confirming a Plan of Reorganization of the Company (the "Company Plan of Reorganization"). Both Buyer's and Seller's obligations to complete the sale and purchase of the Closing Shares are conditioned upon the Bankruptcy Court's entry of the Confirmation Order. Seller agrees that each of the

Company Plan of Reorganization and the Confirmation Order must be in form and substance reasonably satisfactory to Buyer and shall not be inconsistent with the provisions of this Agreement, and shall further provide for the following:

      (i) the Purchase Price shall be used to pay in full, as of the effective date of the Company Plan of Reorganization, all allowed pre-petition priority claims against and post-petition administrative expenses of the Company other than Company Liabilities;

      (ii) the portion of the Purchase Price allocated to the Riverboat Casino Assets in accordance with the Procedures Order and/or the Sale Order shall be used to fund the treatment provided under the Company Plan of Reorganization of allowed secured and non-priority unsecured claims against the Company;

      (iii) except with respect to the Company Liabilities as described in
Section 3 hereof, the discharge of all secured and unsecured claims against the Company;

      (iv) except with respect to the Company Liabilities as described in
Section 3 hereof, the issuance of an injunction in favor of Buyer, the Company and their respective properties, including the Riverboat Casino Assets, prohibiting any holder of a claim against the Company in existence as of the date immediately preceding the effective date of the Company Plan of Reorganization from taking any action to collect, assess, enforce or recover such claim;

      (v) provide that Buyer shall be the owner of all of the Closing Shares, which shall represent all of the issued and outstanding capital stock of the Company;

      (vi) ratify the findings in the Sale Order and include specific findings that: (1) reasonable opportunity to object or be heard with respect to the Confirmation Order has been afforded to all interested entities; and
(2) the Bankruptcy Court retains exclusive jurisdiction to enforce the Confirmation Order;

      (vii) the following assets shall be excluded from the Riverboat Casino Assets (collectively, the "Excluded Assets"): (1) officer and crew personal effects; (2) all cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date) other than Included Cash; (3) all commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents other than the Included Cash; (4) all rights of the Company to claims or recoveries under Chapter 5 of the United States Bankruptcy Code; (5) all contracts, leases and other agreements other than the Assumed Executory Leases and Executory Contracts; (6) all rights of Seller and/or the Company under employee benefit plans and related trusts and insurance policies and similar arrangements sponsored or maintained by Seller for current or former employees; (7) the building, improvements and tangible personal property (other than certain items of tangible personal property used in the operation of the Riverboat Casino and listed on
Schedule 6(b)), located at 800 First Street, St. Louis, Missouri 63102 (the "Main Office"); (8) subject to Buyer's rights under the Trademark License, all right, title and interest of Seller in the name "President," "President Riverboat Casino" and variants thereof, and all marks and logos, whether or not registered, incorporating such names or portions thereof; (9) all risk management, general ledger and fixed asset software (excluding data and related documentation), in each case which are owned, used, or licensed by Seller as licensee or licensor in connection with the Riverboat Casino ("Excluded Software"); (10) all outstanding claims arising under Seller's insurance policies prior to the Closing Date; (11) all rights to any refunds for Taxes accruing to the owner of the Riverboat Casino Assets for the period prior to and including the Closing Date, including but not limited to all claims for refund for Missouri state and local sales and use taxes, regardless whether such claims were actually filed prior to the Closing Date; (12) all inventory of food and beverages existing on the Closing Date and held for sale by the Company at the food service and dining facilities located at the Riverboat Casino ("Food Inventory"); and (13) all inventory of the Company existing on the Closing Date and held for resale to customers at the Company's gift shop located aboard the Riverboat Casino ("Gift Shop Inventory");

      (viii) pursuant to Section 1141(c) of the Bankruptcy Code and other than with respect to the Assumed Liabilities, the Company shall hold the Riverboat Casino Assets free and clear of, all claims and interests of creditors to the maximum extent permitted under Section 1141(c) of the Bankruptcy Code (the "Excluded Liabilities"), and, without limiting the foregoing, the Confirmation Order shall specifically provide that the Company shall hold the Riverboat Casino Assets free and clear of each of the following (which shall be deemed to be Excluded Liabilities): (1) Liabilities for Taxes related to all Tax periods (or portions thereof) ending on or prior to the Closing; (2) Liabilities for any costs or expenses incurred arising out of or related to the administration of the Bankruptcy Case, including any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors (collectively, the "Administrative Claims"); (3) Liabilities arising out of or related to the Excluded Assets; (4) any Cure Amounts payable by Seller pursuant to Section 2(c), or (5) Liabilities of Seller under this Agreement.

      (ix) the assumption by the Company of the Assumed Executory Leases and Executory Contracts under Section 365 of the Bankruptcy Code;

      (x) the affirmation of each of the provisions of the Sale Order; and

      (xi) the retention by the Bankruptcy Court of exclusive jurisdiction to enforce all provisions of the Confirmation Order relating to the Sale Order.

    (d) Return of Deposit and Expense Reimbursement. If this Agreement is terminated in accordance with Section 16 hereof for any reason (other than a termination by Seller solely as a result of a material breach of the terms hereof by Buyer), then the Deposit (together with interest thereon) shall be immediately returned to Buyer. If (i) this Agreement is terminated by Buyer pursuant to Section 16(b) or (ii) (A) this Agreement is terminated by Buyer or Seller pursuant to Section 16(h) and (B) Seller shall not have prepared and prosecuted the Company Plan of Reorganization in good faith, then, in addition to payment of the Deposit (together with interest thereon) to Buyer, Seller shall reimburse Buyer, up to the amount of $250,000, for the actual, necessary and reasonable out-of-pocket costs and legal fees incurred by Buyer in connection with Buyer's investigation of Seller, the Company and the Riverboat Casino Assets and the negotiation of this Agreement (the "Expense Reimbursement").

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

    (e) Superpriority Claim. Buyer shall have (and is hereby granted by Seller) a superpriority administrative expense claim senior to all other administrative expenses in the Seller Case in an amount equal to the sum of the Break-Up Fee and the Deposit (together with interest thereon) and the Expense Reimbursement. The grant of the superpriority claim described herein shall be included in the Procedures Order.

    (f) No Solicitation. From the date this Agreement is executed by Buyer and Seller until the date that the Procedures Order is signed by the Bankruptcy Court, neither Seller nor its advisors, officers, directors, agents or employees, shall, and Seller shall cause the Company and its advisors, officers, directors, agents or employees not to, directly or indirectly, market, seek, advertise or otherwise solicit any offers for the purchase of the Closing Shares or the Riverboat Casino Assets other than in respect of Persons who have contacted Seller, the Company or any of their respective advisors after the date hereof regarding a purchase of the Closing Shares or Riverboat Casino Assets.

  10. MGC APPROVAL. Within fifteen (15) business days after the issuance of the Procedures Order, Buyer shall file with the Commission all applications, certifications and other documents as may be appropriate to obtain the MGC Approval, which applications, certifications and other documents shall be limited only to matters directly related to those approvals and orders that are necessary in order for Buyer to lawfully operate the Riverboat Casino under the laws and regulations of the State of Missouri, and make available to Seller copies of all such materials (except confidential or commercially sensitive material) together with evidence of filing. Buyer shall use all commercially reasonable efforts to comply with all requests of the Commission and to obtain the MGC Approval and further agrees not to take any action that could reasonably be expected to impede or delay the issuance by the Commission of the MGC Approval or result in the refusal of the Commission to issue the MGC Approval. From time to time at Seller's written request, Buyer shall deliver a written update of the status of such application and the most recent communications between Buyer and the Commission.

  11. CLOSING. The closing of the sale and purchase of the Closing Shares and the other transactions contemplated hereby (the "Closing") shall occur as promptly as practicable, and in any event on the date (the "Closing Date") which is the third business day after satisfaction (or written waiver) of the conditions to Closing set forth in Sections 4 and 5 (other than conditions with respect to actions the respective parties will take at the Closing itself). The Closing shall occur at the principal office of Seller or as otherwise agreed by the parties hereto.

    (a) At Closing, Seller shall deliver to Buyer the instruments, documents and agreements required to be delivered by Seller under Section 4 hereof.

    (b)At Closing, Buyer shall do or deliver to Seller the following:

      (i) pay the Purchase Price less the Deposit (with interest accrued thereon, if any) by wire transfer of immediately available funds to such account or accounts as Seller shall direct in writing;

      (ii) deliver to Seller irrevocable written authorization to apply the Deposit (with interest accrued thereon, if any) against the Purchase Price; and

      (iii) deliver to Seller the instruments, documents and agreements required to be delivered by Buyer under Section 5 hereof (to the extent required to be delivered at such time).

  12. BROKERS. Except for Libra Securities Corporation and other financial advisors to Seller, which have been engaged by and at the expense of Seller, each party hereto represents that it has not retained a broker or other Person entitled to any commission or other compensation in connection with the transaction contemplated herein. Each of Seller and Buyer shall indemnify and hold the other harmless from and against the rights or claims of any Person claiming through such party to be entitled to any such commission or compensation; provided that Buyer is not responsible for payment of Seller's advisors.

  13. DELIVERY. The Closing Shares shall be deemed delivered to Buyer hereunder at St. Louis, Missouri, simultaneous with the Closing. Except as otherwise provided in Section 2(b), Buyer shall not be responsible for any sale, use or similar taxes, fees and expense imposed in Missouri or elsewhere upon or in connection with the sale of the Closing Shares.

  14. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding anything to the contrary herein, prior to the Closing, Buyer will not have any recourse to Seller in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof, except in the case of fraud and except that Buyer may terminate this Agreement in accordance with Section 16 hereof and, if applicable, shall have the right to receive payment of the Break-Up Fee, the Deposit and/or Expense Reimbursement as provided in, and subject to the terms and conditions set forth in, this Agreement; provided, however, that Buyer's obligation to purchase the Closing Shares at Closing is expressly conditioned (unless waived by Buyer in writing) upon satisfaction of each of the conditions set forth in Sections 4. The only remedy for a breach of such representations and warranties shall be Buyer's option not to close and Buyer's right to terminate this Agreement in accordance with and subject to the limitations set forth in Sections 4 and 16. Without limiting the foregoing, following the Closing, Buyer shall have no remedy whatsoever for any breach of any representation or warranty made by Seller herein, except in the case of fraud. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith shall terminate at the earlier of (i) the Closing and (ii) termination of this Agreement in accordance with Section 16, provided, however, that those covenants that contemplate actions to be taken or restrict actions from being taken after the Closing or termination of this Agreement, as the case may be, shall survive in accordance with their terms.

  15. RISK OF LOSS.

    (a) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall be borne by Seller prior to the Closing and any insurance proceeds for events occurring prior to the Closing shall be for Seller's account. Buyer shall have no obligation to purchase the Closing Shares if the Riverboat Casino is damaged in any material respect after its inspection and survey and prior to Closing. All insurance proceeds for such loss shall be paid to and solely for the account of Seller. In the event that the Riverboat Casino suffers damage which does not constitute a total loss or constructive total loss, Buyer may, at its sole option, elect to purchase the Closing Shares, in which case any insurance proceeds payable with respect to such accident shall be used by Buyer to repair and/or replace the Riverboat Casino and other affected Riverboat Casino Assets. In order to assist in having such repairs accomplished, Seller shall assign to Buyer all of its rights under the insurance policies covering such loss.

    (b) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall be borne by Buyer subsequent to the Closing and any insurance proceeds for events occurring subsequent to the Closing shall be for Buyer's account.

  16. TERMINATION EVENTS. This Agreement may be terminated prior to the Closing Date:

    (a) by Buyer or Seller upon written notice to the other party at any time prior to the Closing (i) if the Confirmation Order has not been entered on or before June 30, 2005 or the Procedures Order has not been entered on or before the date that is forty (40) days after the date of this Agreement (or such later date(s) as mutually agreed to by the parties with respect to the foregoing) or (ii) Closing shall not have occurred on or before June 30, 2005 (or such later date as is mutually agreed to by the parties), by reason of the failure of any condition precedent under Section 4, provided that such failure did not result primarily from the terminating party materially breaching any covenant contained in this Agreement, or unless the terminating party shall have waived such condition precedent in writing);

    (b) by Buyer upon written notice to Seller if Buyer is in compliance in all material respects with this Agreement and Seller fails to perform any material obligation required to be performed by Seller prior to or at the Closing, which failure continues for twenty (20) business days after written notice from Buyer to Seller of such failure;

    (c) by Seller upon written notice to Buyer if Seller is in compliance in all material respects with this Agreement and Buyer fails to perform any material obligation required to be performed by Buyer prior to or at the Closing, which failure continues for twenty (20) business days after written notice from Seller to Buyer of such failure;

    (d) by mutual written agreement of Buyer and Seller;

    (e) by Seller or Buyer upon written notice to the other if either (A) Seller, with the approval of the Bankruptcy Court, enters into any contract with a third party for the sale of the Closing Shares or any of the Riverboat Casino Assets to a Person other than Buyer or Buyer's designee, or
(B) the Bankruptcy Court approves a Competing Plan;

    (f) by Buyer upon written notice to Seller if any of the conditions of
Section 4 cannot be met and will not be waived by Buyer;

    (g) by Seller upon written notice to Buyer if any of the conditions of
Section 5 cannot be met and will not be waived by Seller;

    (h) by Seller or Buyer in the event the Company Plan of Reorganization is not confirmed; and

    (i) by Buyer in the event that the Phase I Environmental Assessment shall have disclosed any fact, condition or circumstance which, in Buyer's reasonable judgment (and without any requirement to conduct any additional environmental testing or analysis), could potentially lead to a Material Environmental Liability; provided, however, that Buyer shall have no right to terminate this Agreement pursuant to this subsection at any time following the expiration of the Environmental Due Diligence Period, and, in the event this Agreement is not terminated pursuant to this subsection, any fact, condition or circumstance disclosed in the Phase I Environmental Assessment shall be deemed to be "Excepted Environmental Conditions " for purposes of Section 6(p) and Section 6(l) of this Agreement.

Upon a valid termination of this Agreement by Seller pursuant to subsection
(c) above, the Deposit (excluding interest accrued thereon, if any) shall be forfeited to Seller, but without prejudice to any legal remedy for money damages Seller may have, if any, against Buyer as a result of such breach; provided, however, that Seller's legal remedies hereunder shall be limited exclusively to money damages, and, provided, further, that in no event shall Seller have the right to specific performance or any other equitable remedy against Buyer in connection with this Agreement or the transactions contemplated hereby. Upon a valid termination of this Agreement pursuant to subsection (a), (b), (d), (e), (f), (g), (h) or (i), the Deposit (with interest accrued thereon, if any) shall be returned to Buyer.

  17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, and where applicable, the federal laws of the United States.

  18. NO CONTRIBUTION. Following the Closing, Seller shall not seek, nor will Seller be entitled to, contribution from, or indemnification by, the Company, under the Company's charter documents, this Agreement, applicable corporate laws or other laws or otherwise, in respect of amounts due from Seller in connection with any claim or suit arising under this Agreement.

  19. JURISDICTION. In the event any dispute shall arise in connection with the interpretation of this Agreement or the respective rights and obligations of the parties hereunder, each party submits to the exclusive jurisdiction of the Bankruptcy Court for the resolution of such dispute.

  20. NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be given in writing and delivered personally or sent by registered mail (with postage prepaid) or recognized courier or fax to the following address and fax number, or to such other address as any party may from time to time designate in a notice to the other.

     If to Buyer:          Penn National Gaming, Inc.
                           825 Berkshire Boulevard
                           Wyomissing, PA 19610
                           Attention: Jordan Savitch
                           Telephone: (610) 378-8235
                           Telecopier: (610) 373-4310
                           E-Mail: jordan.savitch@pngaming.com

     with a copy to:       Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103-2921

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

                           Attention: Andrew Hamilton
                           Telephone: (215) 963-4387
                           Telecopier: (877) 432-9652
                           E-Mail: ahamilton@morganlewis.com

     If to Seller:         President Riverboat Casino-Missouri, Inc.
                           802 North First Street

                           St. Louis, MO 63102 Attention: John S. Aylsworth President & Chief Operating Officer Telephone:
                           314-622-3140 Facsimile: 314-622-3049

     with a copy to:       Thompson Coburn, LLP
                           One US Bank Plaza
                           St. Louis, Missouri 63101
                           Attention: David A. Lander and
                           Gerard K. Sandweg, Jr.
                           Telephone: 314-552-6067
                           Facsimile: 314-552-7000

     and with a copy to:   Milbank, Tweed, Hadley & McCloy LLP
                           30th Floor
                           Los Angeles, California 90017
                           Attention: Robert J. Moore and
                           David B. Zolkin
                           Telephone: 213-892-4000
                           Facsimile: 213-629-5063

     and with a copy to:   Blackwell Sanders Peper Martin LLP
                           720 Olive St., Suite 2400
                           St. Louis, MO 63101
                           Attention: David A. Warfield
                           Telephone: 314-345-6451
                           Facsimile: 314-345-6060


Any such notice or communication shall be deemed to have been duly served (if given or made personally) immediately or (if given or made by facsimile) upon evidence of transmission or upon confirmed answer back or (if given or made by recognized courier) once the return receipt for the served notice has been signed by the party receiving the notice or (if given or made by letter) 48 hours after posting or and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Each notice or communication made by telefax shall be followed by a confirmation copy to be sent by post. Failure to send any confirmation copy shall have no effect on the validity or deemed delivery of the notice or communication.

  21. FURTHER ASSURANCES. Seller and Buyer shall do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other (and at such other party's cost) to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intent and purpose of this Agreement.

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

  22. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof. This Agreement may only be modified or amended by a written instruments signed by the party or parties against which such modification or amendment is to be enforced. Seller shall cause the Company to join in, and agree to be bound by, any waiver, consent or agreement made or given by Seller under this Agreement. This agreement may be executed in two or more counterparts which together shall constitute a single agreement.

  23. BINDING EFFECT AND ASSIGNMENT. This agreement shall be binding on the parties hereto and inure to the benefit of their respective successors and assigns. Neither party may assign its rights or interests under this agreement prior to the closing, unless the prior written consent of the other party is obtained, except that this Agreement may be assigned by Buyer as collateral security for obligations of Buyer to a financial institution or institutions.

  24. HEADINGS; INTERPRETATION. The section and other headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (d) references to "hereunder" or "herein" relate to this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

  25. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any items listed or described on the Exhibits or Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

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

  IN WITNESS WHEREOF, the parties have caused this Riverboat Casino Sale and Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    SELLER:

                                    PRESIDENT CASINOS, INC.

                                    By:  /s/ Ralph J. Vaclavik

                                       ---------------------------------------
                                    Name:  Ralph J. Vaclavik

                                    Title:  Sr. VP & CFO



                                    COMPANY:

                  PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.

                                    By:  /s/ Ralph J. Vaclavik

                                       ---------------------------------------
                                    Name:  Ralph J. Vaclavik
                                    Title:  Sr. VP & CFO



                                    BUYER:

                                    PENN NATIONAL GAMING, INC.

                                    By:  /s/ Kevin DeSanctis

                                       ---------------------------------------
                                    Name:  Kevin DeSanctis

                                    Title:  President and COO